EXHIBIT 2.1
EXECUTION COPY

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                         AMENDMENT, dated as of April 11, 2005 (this “Amendment”), among Mittal Steel Company N.V. (formerly Ispat International N.V.), a company organized under the laws of The Netherlands (“Parent”), Park Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and International Steel Group Inc., a Delaware corporation (the “Company”).

                         WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004 (the “Merger Agreement”); and

                         WHEREAS, the parties desire to amend the terms of the Merger Agreement;

                         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the Merger Agreement shall be amended, in accordance with Section 8.04 thereof, as follows:

                         1.     Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof”, “herein”, “hereby” and “this Agreement” shall from and after the date hereof refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, the date of the Merger Agreement, as amended hereby, shall in all instances remain as October 24, 2004, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to October 24, 2004.

                         2.     Certificate of Incorporation; By-laws. Section 1.04(a) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

                         “SECTION 1.04     Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in substantially in the form of the Certificate of Incorporation attached hereto as Exhibit 1.04(a).”

                         3.     Exchange of Certificates and Cash Consideration. Section 2.02 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

                         “SECTION 2.02     Exchange of Certificates and Cash Consideration. (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Parent Class A Shares issuable pursuant to Section 2.01 as of the Effective Time, and Merger Sub or the Surviving Corporation, as applicable, shall deposit, or shall cause to be deposited, with the Exchange Agent cash, from time to time as required to make payments in respect of the Cash Consideration and payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Class A Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Class A Shares and cash payments contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

     (i)     Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange _herefore a certificate representing that number of whole Parent Class A Shares which such holder has the right to receive in respect of the Company Shares formerly represented by such Certificate (after taking into account all Company Shares then held by such holder), if any, cash in respect of the Cash Consideration to be received by such holder, if any, cash in lieu of any fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e), any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Class A Shares, cash in respect of the Cash Consideration to be received by such holder, if any, cash in lieu of any fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Class A Shares, cash in respect of the Cash Consideration to be received by such holder, if any, cash in lieu of any fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

     (ii)     Distributions with Respect to Unexchanged Parent Class A Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Class A Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Class A Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Class A Shares issued in exchange _herefore, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Class A Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Class A Shares.

     (iii)     No Further Rights in Company Common Stock. All Merger Consideration issued upon conversion of the Company Shares in accordance with the terms hereof (together with cash paid pursuant to Section 2.02(c) or Section 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

     (iv)     No Fractional Shares. No certificate or scrip representing fractional Parent Class A Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(h)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent and the Surviving Corporation, and the Surviving Corporation shall deposit, or cause to be deposited, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c). If this procedure has any adverse impact on whether the Merger will qualify under Treasury Regulation Section 1.368-1(e) then the parties will amend the provision set forth in this Section 2.02(e) to provide for a distribution of fractional shares to the holders of Company Shares and the subsequent sale of such fractional Parent Class A Shares.

     (v)     Termination of Exchange Fund and Additional Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, in the case of undistributed cash, and Parent, in the case of undistributed Parent Class A Shares, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for any Cash Consideration and any cash in lieu of fractional Parent Class A Shares to which they are entitled pursuant to Section 2.02(e) and to Parent for the Parent Class A Shares and any dividends or other distributions with respect to Parent Class A Shares to which they are entitled pursuant to Section 2.02(c). Any portion of the

Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, in the case of undistributed cash, and Parent, in the case of undistributed Parent Class A Shares, free and clear of any claims or interest of any person previously entitled thereto.

     (vi)     No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (vii)     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (viii)     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Class A Shares to which the holder is entitled pursuant to Section 2.01, any cash to which the holder is entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Class A Shares to which the holders thereof are entitled pursuant to Section 2.02(e), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).”

                         4.     Obligations of Merger Sub and the Surviving Corporation. Section 6.12 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

                         “SECTION 6.12     Obligations of Merger Sub and the Surviving Corporation. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and Parent shall take all actions necessary to cause the Surviving Corporation to perform its obligations under Article II, including without limitation by paying the Cash Consideration and other cash payments payable pursuant to Section 2.02 on behalf of Merger Sub or the Surviving Corporation, as applicable, should Merger Sub or the Surviving Corporation fail to make such payments as required by Section 2.02.”

                         5.     Authority Relative to This Agreement. Each of Parent, Merger Sub and the Company represents and warrants that this Amendment has been duly authorized by all necessary corporate action.

                         6.     Effect of Agreement. Except as and to the extent expressly modified by this Agreement, the Merger Agreement shall remain in full force and effect in all respects.

                         7.     Miscellaneous. The provisions contained in Article IX of the Merger Agreement are incorporated by reference in this Amendment as though they were expressly set forth herein.

[The Remainder of This Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MITTAL STEEL COMPANY N.V.

By /s/ Lakshmi N. Mittal
      Name: Mr. Lakshmi N. Mittal
      Title: Chairman

PARK ACQUISITION CORP.

By /s/ Michael Rippey
      Name: Mr. Michael Rippey
      Title: Treasurer

INTERNATIONAL STEEL GROUP INC.

By /s/ Rodney B. Mott
      Name: Rodney B. Mott
      Title: President & Chief Executive Officer

EXHIBIT 1.04(a)

Form of Certificate of Incorporation

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL STEEL GROUP INC.

ARTICLE I

Name

     The name of the corporation shall be Mittal Steel USA Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

     The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.01 per share.

ARTICLE V

Directors

     (1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

     (2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

Indemnification of Directors, Officers and Others

     (1) Liability of Directors. To the full extent permitted by the General Corporation Law or any other applicable law currently or hereafter in effect, no director will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. If the General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent authorized by the General Corporation Law, as so amended. Any repeal or modification of this Article VI will not adversely affect any right or protection of a director existing prior to such repeal or modification.

     (2) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 4 of this Article VI with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     (3) Right to Advancement of Expenses. The right to indemnification conferred in Section 2 of this Article VI shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the General Corporation Law so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an

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undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 3 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 2 and 3 of this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

     (4) Right of Indemnitee to Bring Suit. If a claim under Section 2 or 3 of this Article VI is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VI or otherwise shall be on the Corporation.

     (5) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Fourth Amended and Restated Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. The By-laws of the Corporation may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnities of indemnification, provided that such provisions are not inconsistent with the provisions of this Article VI.

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     (6) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

     (7) Indemnification of Employees and Agents of the Company. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

ARTICLE VII

By-laws

     The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

ARTICLE VIII

Reorganization

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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ARTICLE IX

Amendment

     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Fourth and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Fourth and Restated Certificate of Incorporation and all rights conferred on stockholders, directors and officers in this Fourth and Restated Certificate of Incorporation are subject to this reserved power.

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